As filed with the Securities and Exchange Commission on January 8, 1999

                                                 Registration No. 333-__________

                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                               ------------------

                                    FORM S-8

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                               ------------------

                         MSC INDUSTRIAL DIRECT CO., INC.
             (Exact Name of Registrant as Specified in Its Charter)

           New York                                           11-3289165
(State or other Jurisdiction of                             (I.R.S Employer
 Incorporation or Organization)                          Identification Number)

                                 75 Maxess Road
                            Melville, New York 11747
                    (Address of Principal Executive Offices)

                               -------------------

                         MSC Industrial Direct Co., Inc.
                          Associate Stock Purchase Plan
                            (Full Title of the Plan)

                               -------------------


Mitchell Jacobson                                       Copy to:
Chairman, President and Chief Executive Officer         Joseph L. Getraer, Esq.
MSC Industrial Direct Co., Inc.                         Rosenman & Colin LLP
75 Maxess Road                                          575 Madison Avenue
Melville, New York  11747                               New York, New York 10022
(516) 812-2000                                          (212) 940-8800
(Name, Address and Telephone Number
of Agent for Service)

                               -------------------

                         CALCULATION OF REGISTRATION FEE
===============================================================================================
                                           Proposed
   Title of                                maximum          Proposed maximum       Amount of
   Securities to           Amount to be    offering price   aggregate offering     Registration
   Be registered           registered      per share(1)     price(1)               fee(1)
-----------------------------------------------------------------------------------------------
Class A Common Stock,
par value $0.001 per
share                       500,000           $22.375       $11,187,500.00        $3,115.00
===============================================================================================

(1) Estimated solely for the purpose of calculating the registration fee; computed, pursuant to Rule 457(c), upon the basis of the average of the high and low prices of the Class A Common Stock as quoted on the New York Stock Exchange on January 7, 1999.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE

      MSC Industrial Direct Co., Inc. (the "Company") is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and, in accordance therewith, files reports and other information with the Securities and Exchange Commission (the "Commission"). The following documents, or portions thereof, filed by the Company with the Commission pursuant to the Exchange Act (File No. 1-14130) are incorporated by reference in this Registration Statement:

a. The Company's Annual Report on Form 10-K for the fiscal year ended August 29, 1998, filed with the Commission on November 18, 1998;

b. The information in respect of the Company's Class A common stock $.001 par value (the "Class A Common Stock") under the caption "Description of Capital Stock" contained in the Company's Registration Statement on Form S-3 (Registration No. 333-31837) filed with the Commission on July 30, 1997, as amended.

      All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment hereto indicating that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part of this Registration Statement from the respective dates of filings of such documents.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL

      Certain partners and associates of Rosenman & Colin LLP of New York, New York which serves as counsel to the Company, own an aggregate of 22,400 shares of Class A common stock, $.001 par value. In addition, Joseph L. Getraer, a partner of Rosenman & Colin LLP, may be deemed to have beneficial ownership over 2,000,000 shares of Class B common stock, $.001 par value, as sole trustee of the Mitchell Jacobson 1998 Qualified Seven Year Annuity Trust.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

      Article EIGHTH of the Company's Certificate of Incorporation and Section 722 of the New York Business Corporation Law, as amended, the law of the state in which the Company is incorporated, empowers a corporation, within certain limitations, to indemnify any person who served in any capacity at the request of the corporation, by reason of the fact that he, his testator or intestate, was a director or officer of the corporation, or served such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise in any capacity, against judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys' fees actually and necessarily incurred as a result of such action or proceeding, or any appeal therein, if such director or officer acted, in good faith, for a purpose which he reasonably believed to be in, or, in the case of service for any other corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise, not opposed to, the best interests of the corporation and, in criminal actions or proceedings, in addition, had no reasonable cause to believe that his conduct was unlawful.

      Article SEVENTH of the Company's Certificate of Incorporation, provides:

      No director of the Corporation shall be personally liable to the Corporation or its shareholders for damages for any breach of duty in such capacity, provided that nothing contained in this Article SEVENTH shall eliminate or limit the liability of any director if a judgment or other final adjudication adverse to him or her establishes that his or her acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law or that he or she personally gained in fact a financial profit or other advantage to which he or she was not legally entitled or that his or her acts violated Section 719, or its successor, of the New York Business Corporation Law.

ITEM 8. EXHIBITS

Exhibit No.       Description
-----------       -----------

    4.1 Form of Class A Common Stock Certificate (incorporated by reference to Exhibit 4.01 to the Company's Registration Statement on Form S-1, Registration No. 33-98832, as amended).

    4.2           MSC Industrial Direct Co., Inc. Associate Stock Purchase Plan.

    5.1           Opinion of Rosenman & Colin LLP.

    23.1          Consent of Arthur Andersen LLP.

    23.2          Consent of Rosenman & Colin LLP (included in Exhibit 5.1).

ITEM 9. UNDERTAKINGS

      1. The undersigned registrant hereby undertakes:

            (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the "Act"); (ii) to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement;
(iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this registration statement; provided, however, that clauses (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

            (b) That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

            (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      2. The undersigned registrant hereby undertakes that, for purposes of determining liability under the Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      3. Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on this 8th day of January, 1999.

                                    MSC INDUSTRIAL DIRECT CO., INC.


                                    By: /s/ Mitchell Jacobson
                                        ----------------------------------------
                                        Mitchell Jacobson
                                        Chairman of the Board of Directors,
                                        President and Chief Executive Officer

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


/s/ Mitchell Jacobson           Chairman of the Board of         January 8, 1999
-----------------------------   Directors, President and Chief
Mitchell Jacobson               Executive Officer (Principal
                                Executive Officer)


                                Vice Chairman of the Board of
-----------------------------   Directors
Sidney Jacobson


/s/ James Schroeder             Director, Vice President of      January 8, 1999
-----------------------------   Logistics
James Schroeder


/s/ Shelley Boxer               Director, Vice President and     January 8, 1999
-----------------------------   Chief Financial Officer
Shelley Boxer                   (Principal Financial and
                                Accounting Officer)


                                Director
-----------------------------
Denis Kelly


/s/ Raymond Langton             Director                         January 8, 1999
-----------------------------
Raymond Langton


/s/ Roger Fradin                Director                         January 8, 1999
-----------------------------
Roger Fradin

EXHIBIT INDEX

Exhibit No.       Description
-----------       -----------

    4.1 Form of Class A Common Stock Certificate (incorporated by reference to Exhibit 4.01 to the Company's Registration Statement on Form S-1, Registration No. 33-98832, as amended).

    4.2           MSC Industrial Direct Co., Inc. Associate Stock Purchase Plan.

    5.1           Opinion of Rosenman & Colin LLP.

    23.1          Consent of Arthur Andersen LLP.

    23.2          Consent of Rosenman & Colin LLP (included in Exhibit 5.1).